Company Contact:	Financial Dynamics:
Dick Anderson	Julie Huang (investors)
Chief Financial Officer	Robert Stanislaro (media)
661-775-5302	212-850-5600
danderson@mannkindcorp.com	mnkd@fd.com
MANNKIND CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
- Conference Call to Begin Today at 9:00 a.m. ET -
VALENCIA, Calif., February 2, 2007 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2006.
For the fourth quarter of 2006, total operating expenses were $71.8 million, compared with $35.0 million for the fourth quarter of 2005. Research and development (R&D) expenses increased by $31.2 million to $59.7 million for the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily due to increased costs associated with the Company’s expanded clinical development program for Technosphere® Insulin. All of the pivotal Phase 3 trials are now under way in the United States, Latin America and Europe. General and administrative (G&A) expenses increased by $5.6 million to $12.1 million for the fourth quarter of 2006 compared to the fourth quarter of 2005 primarily due to changes in stock-based compensation expense and increased consulting and various other general and administrative expenses. The total number of employees increased from 428 at the end of 2005 to 545 at the end of 2006.
The net loss applicable to common stockholders for the fourth quarter of 2006 was $71.3 million, or $1.30 per share based on 54.7 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $33.3 million, or $0.66 per share based on 50.3 million weighted average shares outstanding, for the fourth quarter of 2005.
For the year ended December 31, 2006, total operating expenses were $233.8 million, compared with $118.1 million for 2005. R&D expenses were $191.8 million in 2006, up $96.4 million from 2005, primarily related to the expansion of clinical trials of the Technosphere Insulin program. G&A expenses increased by $19.2 million to $42.0 million for 2006 as compared to 2005 primarily related to increased stock compensation expense and increased legal, accounting and consulting fees. The net loss applicable to common stockholders for 2006 was $230.5 million, or $4.52 per share based on 51.0 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $114.3 million, or $2.87 per share based on 39.9 million weighted averages shares outstanding for 2005. In December 2006, the Company sold 23.0 million shares of common stock and issued $115.0 million of convertible notes, raising gross proceeds of $515.7 million. The resulting aggregate net proceeds from these offerings after expenses was $495.9 million. The number of common shares outstanding at December 31, 2006 was 73,360,154.
Cash, cash equivalents and marketable securities were $436.5 million at December 31, 2006, $50.1 million at September 30, 2006, and $145.6 million at December 31, 2005.
“2006 was another exceptional year for MannKind marked with significant growth and progress. We continue to grow as an organization led by a team of very skilled and experienced managers. We remain committed to our clinical progress and goals, reflecting our confidence in Technosphere Insulin. New data continues to affirm the exciting attributes of Technosphere Insulin. In our completed studies to date, we have seen little, if any, need for meal titration, significant improvement in glycemic control overall and in post-meal profiles, virtually no risk of severe hypoglycemia, no weight gain, and no adverse effect on pulmonary function,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “All of our pivotal trials are under way and the two year pulmonary safety trial, the gating trial for filing, was fully enrolled with 2,051 patients in September 2006. We are continuing the expansion of our manufacturing operations in Danbury, CT, and have completed a successful round of financing this year, and received clearance from the FDA to begin a Phase 1 trial of our first cancer immunotherapy product. In 2007, we will continue on our path to bring Technosphere Insulin to market as quickly as possible.”
Conference Call
MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Standard Time. To participate in the call please dial (888) 566-5775 or (210) 839-8503. To listen to the call via the Internet please visit www.mannkindcorp.com. The web site replay will be available for fourteen days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 443-4144 or (203) 369-1112 and entering conference number 2363265.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	Corporate Vice President and Chief Scientific Officer Peter Richardson

•	Corporate Vice President and Chief Financial Officer Dick Anderson

About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Its lead product, the Technosphere Insulin System, is currently in Phase 3 clinical trials in the United States, Europe and Latin America to study its safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit http://www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials, product candidates and organizational development that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of the Technosphere Insulin System, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share
amounts)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue	$—	$—	$100	$—

Operating expenses:
Research and development	59,740	28,589	191,796	95,347
General and administrative	12,058	6,457	42,001	22,775

Total operating expenses	71,798	35,046	233,797	118,122

Loss from operations	(71,798)	(35,046)	(233,697)	(118,122)
Other income	48	85	208	78
Interest expense on note payable to principal stockholder	(822)		(1,511)
Interest expense on convertible debt	(222)		(222)
Interest income	1,526	1,669	4,679	3,707

Loss before provision for income taxes	(71,268)	(33,292)	(230,543)	(114,337)
Income taxes	—	—	(5)	(1)

Net loss applicable to common stockholders	$(71,268)	$(33,292)	$(230,548)	$(114,338)

Net loss per share applicable to common stockholders — basic and diluted	$(1.30)	$(0.66)	$(4.52)	$(2.87)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	54,684	50,250	50,970	39,871

MannKind Corporation
Condensed Balance Sheet
(Unaudited)
(in thousands)

	December 31,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$319,555	$56,037
Marketable securities	116,924	89,597
State research and development tax credit exchange receivable — current	2,418	1,194
Prepaid expenses and other current assets	10,650	3,044

Total current assets	449,547	149,872

Property and equipment — net	88,328	76,183

State research and development tax credit exchange receivable - net of current portion	1,500	2,031
Other assets	362	285

Total	$539,737	$228,371

Liabilities and Stockholders’ Equity

Current liabilities	$44,959	$21,365
Other liabilities	24	29
Senior convertible notes	111,267

Stockholders’ equity	383,487	206,977

Total	$539,737	$228,371

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